Exhibit 99.1

PRESS RELEASE

Valvoline Inc. Announces Closing of Acquisition of Breeze Autocare

LEXINGTON, Ky., Dec. 1, 2025 – Valvoline Inc. (NYSE: VVV), the quick, easy, trusted leader in preventive automotive maintenance, today announced that it completed the previously announced acquisition of Breeze Autocare from Greenbriar Equity Group, under the purchase agreement, dated February 17, 2025.
“We are pleased to announce the completion of the Breeze Autocare acquisition,” said Lori Flees, President and CEO of Valvoline Inc. “This strategic acquisition accelerates our growth by immediately increasing the number of stores within our network and expands our customer reach. Adding the outstanding services provided by the teams at Breeze Autocare reinforces our position as a leading provider of preventive automotive maintenance services.”
Eric Frankenberger, President and CEO of Breeze Autocare added, “Today marks an exciting new chapter for Breeze Autocare and our Oil Changers stores. Together with Valvoline Inc., we will deliver high-quality preventive automotive maintenance services to customers across the U.S. and Canada. On behalf of everyone at Breeze Autocare, we are proud to be a part of the Valvoline team.”

About Valvoline Inc.
Valvoline Inc. (NYSE: VVV) delivers quick, easy, trusted service at more than 2,300 franchised and company-operated service centers across the United States and Canada. The Company completes more than 30 million services annually system-wide, from about 15-minute stay-in-your-car oil changes to a variety of manufacturer-recommended maintenance services such as wiper replacements and tire rotations. At Valvoline Inc., it all starts with our people, including the 13,000 team members who are working to drive the full potential of our core business, deliver sustainable network growth, and innovate to meet the evolving needs of our customers and the car parc. For more information, visit vioc.com.

FURTHER INFORMATION
Investor Inquiries
Elizabeth B. Clevinger
+1 (859) 357-3155
IR@valvoline.com

Media Inquiries
Angela Davied
+1 (913) 302-0032
media@valvoline.com

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